Exhibit 3.45

CERTIFICATE OF LIMITED PARTNERSHIP

OF

COLUMBIA MEDICAL CENTER OF ARLINGTON SUBSIDIARY, L.P.

Pursuant to Section 2.01 of the Texas Revised Limited Partnership Act (the “Act”), COLUMBIA MEDICAL CENTER OF ARLINGTON SUBSIDIARY, L.P. (the “Partnership”), hereby submits for filing its Certificate of Limited Partnership. The Certificate of the Partnership shall be as follows:

1. The name of the Partnership is COLUMBIA MEDICAL CENTER OF ARLINGTON SUBSIDIARY, L.P.

2. The address of tine registered office of the Partnership is 400 N St Paul Street, Dallas, Texas, 75201, and the name and address of the registered agent for service of process of the Partnership is Corporation Service Company, d/b/a CSC-Lawyers Incorporating Service Company, 400 N St Paul Street, Dallas, Texas 75201.

3. The address of the principal office in the United States where records are to be kept or made available under Section 107 of the Act is 13455 Noel Road, Twentieth Floor, Dallas, Texas 75240.

4. The name, mailing address, and street address of the business of the sole general partner of the Partnership is as follows

Name	Columbia North Texas Subsidiary GP, LLC

Mailing Address	13455 Noel Road, Twentieth Floor Dallas, Texas 75240

IN WITNESS WHEREOF, the sole general partner of COLUMBIA MEDICAL CENTER OF ARLINGTON SUBSIDIARY, L.P. has executed this Certificate of Limited Partnership as of February 27, 1997

GENERAL PARTNER:

COLUMBIA NORTH TEXAS SUBSIDIARY GP, LLC, a Texas limited liability company

By
John M. Franck II, Authorized Representative

CERTIFICATE AND ARTICLES OF MERGER

MERGING

HCA - ARLINGTON, INC.

INTO

COLUMBIA MEDICAL CENTER OF ARLINGTON SUBSIDIARY, L.P.

Pursuant to the provisions of Section 2.11 of the Texas Revised Limited Partnership Act and Article 5.01 of the Texas Business Corporation Act, the undersigned, HCA-Arlington, Inc., a Texas corporation (the “Merging Corporation”), and Columbia Medical Center of Arlington Subsidiary, L.P. a Texas limited partnership (the “Surviving Limited Partnership”), adopt the following Certificate and Articles of Merger:

FIRST: Attached hereto as Exhibit A and incorporated herein by reference is a copy of the executed Agreement and Plan of Merger (the “Plan”) by which the Merging Corporation is to be merged into the Surviving Limited Partnership.

SECOND: For each of the Merging Corporation and the Surviving limited Partnership, the Plan was duty authorized by all action required by the laws under which it was incorporated or organized, as the case may be, and by the constituent documents of the Merging Corporation and the Surviving Limited Partnership. Each of the Merging Corporation and the Surviving Limited Partnership have approved and executed the Plan.

THIRD: As to the Merging Corporation, the approval of whose shareholders is required under Article 5.03 of the Texas Business Corporation Act, the number of outstanding shares is 1,000, and no shares of any class or series are entitled to vote as a class. The number of shares cast in favor of the merger is 1,000, and the number of shares cast against the merger is 0.

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EXECUTED to be effective as of 11:59 p.m. on the 31st of May, 1997.

MERGING CORPORATION

HCA - ARLINGTON, INC. a Texas corporation

By:
John M. Franck II, Secretary

SURVIVING LIMITED PARTNERSHIP:

COLUMBIA MEDICAL CENTER OF ARLINGTON SUBSIDIARY, L.P., a Texas limited partnership

By:	Columbia North Texas Subsidiary GP, LLC, Its General Partner

	By	Columbia-SDH Holdings, Inc. Its Sole Member

By:
John M. Franck II, Secretary

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